Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-352 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

June 14, 2022
PROG Holdings, Inc.
256 W. Data Drive
Draper, Utah 84020
Ladies and Gentlemen:
We have acted as counsel for PROG Holdings, Inc., a Georgia corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of (i) 2,980,000 shares of the Company’s common stock, par value $0.50 per share (“Common Stock”), authorized for issuance by the Company pursuant to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan (the “EIP”) and (ii) 500,000 shares of Common Stock authorized for issuance by the Company pursuant to the PROG Holdings, Inc. Employee Stock Purchase Plan, as amended and restated (the “ESPP” and, together with the EIP, the “Plans”). The 2,980,000 shares of Common Stock to be registered under the Act in connection with the EIP and the 500,000 shares of Common Stock to be registered under the Act in connection with the ESPP are collectively referred to as the “Shares”.
In our capacity as counsel to the Company, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.
Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are duly authorized and, when issued pursuant to the applicable Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any laws or regulations which may hereafter occur.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ King & Spalding LLP